EXHIBIT 24(b)(15)


	DISTRIBUTION PLAN OF KIEWIT MUTUAL FUND


	The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") by Kiewit Mutual Fund (the "Fund") for the use of the Fund's S Class shares. The Plan has been approved by a majority of the Fund's Board of Trustees, including a majority of the Trustees who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan (the "non-interested trustees"), cast in person at a meeting called for the purpose of voting on such Plan.

	In reviewing the Plan, the Board of Trustees considered the proposed schedule and nature of payments and terms of the advisory agreement between the Fund and Kiewit Investment
Management Corp. (the "Adviser"), and the underwriting agreement between the Fund and Rodney Square Distributors, Inc. (the "Distributor"). The Board of Trustees concluded that the proposed compensation of the Adviser under the advisory agreement, and of the Distributor under the underwriting agreement is fair and not excessive. Accordingly, the Board determined that the Plan should provide for such payments and that adoption of the Plan would be prudent and in the best interests of the Fund and its shareholders. Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

	The Provisions of the Plan are:

	1.	The Fund shall reimburse the Distributor, or the
Adviser or others through the Distributor, for all expenses incurred by such parties in the promotion and distribution of the Fund's S Class shares, including but not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparation of sales literature and related expenses, advertisements, and other distribution-related expenses, as well as any distribution or service fees paid to securities dealers or others who have executed a servicing agreement with the Fund or the Distributor, which form of agreement has been approved by the Trustees, including the non-interested trustees.

	2.	The maximum aggregate amount which may be reimbursed by
the S Class shares of the Fund to such parties pursuant to Paragraph 1 herein shall be 0.25% per annum of the average daily net assets of the S Class shares. Said reimbursement shall be made monthly by the Fund to such parties.

	3.	The Adviser and the Distributor shall collect and
monitor the documentation of payments made under paragraphs 1 and 2 above, and shall furnish to the Board of Trustees of the Fund, for their review, on a quarterly basis, a written report of the monies reimbursed to them and others under the Plan as to the Fund, and shall furnish the Board of Trustees of the Fund with such other information as the Board may reasonably request in connection with the payments made under the Plan as to the Fund in order to enable the Board to make an informed determination of whether the Plan should be continued.

	4.	The Plan shall continue in effect for a period of more
than one year only so long as such continuance is specifically approved at least annually by the Fund's Board of Trustees, including the non-interested trustees, cast in person at a meeting called for the purpose of voting on the Plan.

	5.	The Plan, or any agreements entered into pursuant to
this Plan, may be terminated at any time, without penalty, by vote of a majority of the outstanding voting securities of the Fund, or by vote of a majority of the non-interested Trustees, on not more than sixty (60) days' written notice, and shall terminate automatically in the event of any act that constitutes an assignment of the management agreement between the Fund and the Manager.

	6.	The Plan and any agreements entered into pursuant to
this Plan may not be amended to increase materially the amount to be spent by the Fund for distribution pursuant to Paragraph 2 hereof without approval by a majority of the Fund's outstanding voting securities.

	7.	All material amendments to the Plan, or any agreements
entered into pursuant to this Plan, shall be approved by the non-interested trustees cast in person at a meeting called for the purpose of voting on any such amendment.

	8.	So long as the Plan is in effect, the selection and
nomination of the Fund's non-interested trustees shall be committed to the discretion of such non-interested trustees.

	9.	This Plan shall take effect on the 3rd day of March,
1997.

	This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Fund, the Adviser and the Distributor as evidenced by their execution hereof.